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                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
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- --------                                         Washington, D.C. 20549                           OMB Number         3235-0287
FORM 4                                                                                              Expires:   December 31, 2001
- --------                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
                                                                                                    hours per response. . . .0.5
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[ ] Check this box if no     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
    longer subject to        Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
    Section 16. Form 4 or
    Form 5 obligations
    may continue.
    See Instruction 1(b).

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1. Name and Address of Reporting | 2. Issuer Name and Ticker or                 | 6. Relationship of Reporting Person(s) to Issuer
   Person*                       |    Trading Symbol                            |        (Check all applicable)
                                 |                                              |
                                 |                                              |  [X] Director              [ ] 10% Owner
   Merriman     D.     Jonathan  |    BigStar Entertainment, Inc./BGST          |  [ ]  Officer (give        [ ] Other (specify
- ------------------------------------------------------------------------------|                 title below)            below)
  (Last)       (First)  (Middle) | 3. IRS or Social Security| 4. Statement for  |
                                 |    Number of Reporting   |    Month/Year     |
                                 |    Person (Voluntary)    |                   |
c/o First Security Van Kasper    |                          |     12/99         |       ----------------------------------------
600 California Street, 17th Floor|                          |-----------------------------------------------------------------------
- -------------------------------|                          | 5.If Amendment,   | 7. Individual or Joint/Group Filing
           (Street)              |                          |   Date of Original|    (Check Applicable Line)
                                 |                          |    (Month/Year)   |    [X] Form filed by One Reporting Person
San Francisco  CA     94108-2704 |                          |                   |    [ ] Filed by More than One Reporting Person
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 (City)     (State)        Zip)  | Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security          | 2. Trans-| 3. Trans-    | 4. Securities Acquired   | 5. Amount of   | 6. Owner-   |7. Nature
   (Instr. 3)                 |    action|    action    |    (A) or Disposed of (D)|    Securities  |    ship     |   of In-
                              |    Date  |    Code      |    (Instr.3, 4 and 5)    |    Beneficially|    Form:    |   direct
                              |   (Month/|    (Instr. 8)|                          |    Owned at    |    Direct   |   Beneficial
                              |    Day/  |-----------------------------------------|    End of Month|    (D) or   |   Owner-
                              |    Year) |         |    |         |  (A) or |      |                |    Indirect |   ship
                              |          |  Code   | V  |  Amount |  (D)    | Price|   (Instr.3     |    (I)      |
                              |          |         |    |         |         |      |    and 4)      |    (Instr.4)|   (Instr.4)
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                              |          |         |    |         |         |      |                |             |
Common Stock                  |          |         |    |         |         |      |    56,691      |     D       |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                  Potential persons who are to respond to the collection of
                                                  information contained in this form are not required to
                                                  respond unless the form displays a currently valid OMB
                                                  control number.

                                                                                                                             (Over)


FORM 4  (continued)      Table  II  -  Derivative   Securities  Acquired, Disposed of, or Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of   |2.Conver- |3.Transac-|4.Transac-|5.Number   |6. Date Exer-|7.Title and    |8.Price |9.Number   |10.Owner- |11.Nature
  Derivative |  sion or |  tion    |  tion    |  of Der-  |   cisable   |  Amount of    |  of    |  of Deriv-| ship     |   of
  Security   |  Exercise|  Date    |  Code    |  ivative  |   and Exp-  |  Underlying   |  Deriv-|  ative    | Form of  |   Indirect
  (Instr. 3) |  Price of|          | (Instr.8)|  Securi-  |   iration   |  Securities   |  ative |  Secur-   | Deriv-   |   Benefi-
             |  Deriv-  |  (Month/ |          |  ities    |   Date      |  (Instr.3     |  Secur-|  ities    | ative    |   cial
             |  ative   |  Day/    |          |  Acquired |   (Month/   |  and 4)       |  ity   |  Bene-    | Security:|   Owner-
             |  Security|  Year)   |          |  (A) or   |   Day/Year) |               | (Instr.|  ficially | Direct   |   ship
             |          |          |          |  Disposed |             |               |  5)    |  Owned    | (D) or   |  (Instr.4)
             |          |          |          |  of(D)    |-----------------------------|        |  at End   | Indirect |
             |          |          |          |  (Instr.3,|Date   |Expir|Title|Amount or|        |  of       | (I)      |
             |          |          |          |  4 and 5):|Exer-  |ation|     |Number of|        |  Month    | (Instr.4)|
             |          |          |----------------------|cisable|Date |     |Shares   |        | (Instr.4) |          |
             |          |          | Code | V | (A) | (D) |       |     |     |         |        |           |          |
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Warrants To  |          |          |      |   |     |     |       |     |     |         |        |           |          |
Purchase     |          |          |      |   |     |     |       |8/2/ |Common         |        |           |          |
Common Stock |  $10.00  | 12/6/99  |  J   |   |     |45,440 8/2/99|2004 |Stock| 45,440  |        | 243,060   |   D/I    | See Below
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                                                                                 /s/ D. Jonathan Merriman          March 29, 2000
                                                                              ----------------------------------  -----------------
                                                                               **Signature of Reporting Person       Date
Explanation of Responses: Mr. Merriman is a Managing Director of First Security
Van Kasper ("FSVK").  Prior to December 6, 1999 Mr. Merriman beneficially owned warrants of FSVK entitling FSVK to purchase 160,000 shares of common stock.
On December 6, 1999 FSVK transferred warrants to purchase 45,440 of these shares of common stock to other parties within FSVK.  Mr. Merriman disclaims beneficial ownership of these warrants.  Accordingly, as of December 6, 1999,
Mr. Merriman beneficially held warrants to purchase 78,412 shares of common stock through FSVK.

Mr. Merriman also holds warrants entitling him to purchase 164,648 shares of common stock.



**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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